UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 9, 2015

Concurrent Computer Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On September 9, 2015, Concurrent Computer Corporation (the “Company”) completed the sale of all customers, certain assets and the transfer of certain liabilities related to its multi-screen video analytics business pursuant to an Asset Purchase Agreement dated August 31, 2015 with Verimatrix, Inc. (“Verimatrix”), a privately-held video revenue security company based in San Diego, California, for $3.5 million.  The Asset Purchase Agreement includes customary terms and conditions, including provisions that require the Company to indemnify Verimatrix for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Asset Purchase Agreement and certain other matters.  Proceeds from the sale are payable to the Company as follows: (1) a $2.75 million payment to the Company in cash by September 10, 2015, (2) $0.375 million placed in escrow as security for the Company’s indemnification obligations to Verimatrix under the Asset Purchase Agreement which amount will be released to the Company on or before June 30, 2016 (less any portion of the escrow used to make indemnification payments to Verimatrix) and (3) a $0.375 million deferred payment which will be paid to the Company by Verimatrix on or before June 30, 2016 (less any portion of such amount used to make indemnification payments to Verimatrix after exhaustion of the escrow).  A copy of the press release announcing the sale is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press release of Concurrent Computer Corporation issued on September 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2015

CONCURRENT COMPUTER CORPORATION
(Registrant)

By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer and Executive Vice President of Operations

EXHIBIT INDEX

Exhibit Number and Description

99.1	Press Release of Concurrent Computer Corporation issued on September 10, 2015.